January 2013

Private & Confidential

Mr. Pritpal Shinmar
21 Cheyham Way
Cheam, Surrey
SM2 7HX
United Kingdom

Dear Mr. Shinmar,

It is with great pleasure I outline below the offer of employment within Sorin Group UK Ltd.

Position	Vice President, Global Health Economics and Reimbursement

Start Date	January 7 2013

Holiday entitlement	Holiday entitlement is based on a full 12 months’ employment and is 24 days. Your 2013 entitlement will be pro rata from your date of commencement with the Company.

The details of this offer and the terms of your contract of employment are further outlined in the accompanying Terms and Conditions of Employment. Please sign and return the enclosed copy of this letter to me, together with the Terms and Conditions of Employment to confirm your acceptance of this offer at the earliest opportunity.

We hope this is an offer you feel acceptable and we all look forward to welcoming you to Sorin Group UK Ltd.

Yours sincerely

Joop Jansen
HR UK, Benelux, Nordics and Iberia

I accept the offer of employment as explained above and, in accordance, with the terms set out in the accompanying statement, a copy of which I am returning with this letter.

Signed: _________________________        Date: ___________________

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

This document is a summary of the agreed contractual terms between Sorin Group UK Ltd (hereafter referred to as the Company) and the employee named below (hereafter referred to as the employee). The document is also a statement of terms and conditions as required by all employees under the provisions of section 1 (1-5) of the Employment Rights Act 1996. The Company has produced a Company Handbook which it is important that you read and fully understand.

Full name of employee:        Pritpal Shinmar
Employer:                Sorin Group UK Ltd
Place of work:             For administrative purposes only, your place of work shall be at the company’s office in the United Kingdom. Your position will require your presence at our Company Headquarters in Milan (Italy) on a regular basis, and frequent travels.

Reporting to:	CEO

Contract type:	Permanent

1. Effective date
Your date of commencement in this new role will be January 7 2013

Your first six months of employment will be a probationary period. The Company reserves the right to extend the probationary period, at their discretion, for up to 9 months.

2. Payment
Your basic salary will be £200.000,- per annum. This sum will be paid in monthly equal payments by bank transfer, on the 25th day of each month.

Your salary will be subject to annual pay reviews, with any increase in salary being at the discretion of the Company.

3. Company Bonus Scheme
You will be entitled to a variable compensation (“Variable Compensation”) equivalent to 35% of Base Salary of the reference year, as per at point 2, upon 100% achievement of the assigned targets. Any Variable Compensation shall be subject to the achievement of both Sorin Group’s targets and personal objectives, which shall be established on an annual basis with reference to the then applicable policy for incentives and bonuses. Details of the applicable policy for incentives and bonuses currently applicable will be provided separately. For 2013 your Variable Compensation will be pro rata based on your date of commencement.

4. Long Term Incentive

You shall be eligible to participate in the Long Term Incentive Program, based on performance shares, under the plan directed at "Key Managers" of Sorin Group, subject to approval by Board of Directors of Sorin S.p.A. The issuance of shares is contingent upon achieving Sorin Group performance objectives. The number of shares you will be eligible to receive, plan objectives, and rules and conditions of the plan will be communicated to you following the aforementioned approval by Board of Directors of Sorin S.p.A.

5. Company Car

You will receive a car ‘cash’ allowance of £ 980,- per month, in lieu of a Company vehicle.

6. Hours of work
Your paid hours of work will be 35 per week, 0900h to 1700h.
However, due to the nature of your position, you are expected to increase your hours/change your working pattern on some occasions in order to meet the needs of the business without payment of over-time.

You should note there is occasionally a need to work at weekends, usually to support business related activity such as conferences and symposiums. Where this is the case, you will be granted reasonable compensatory rest. The company will strive to give reasonable notice of any changes to your normal working week, so as to minimize any personal inconvenience.

7. Rest breaks
Full time employees are entitled to 1 x 60 minute lunch break, Monday to Friday inclusive, which is unpaid. This is pro-rata for part-time employees. This should be implemented with discretion, in line with total daily working hours.

8. Holiday entitlement
Sorin Group UK Ltd employees are entitled to 24 days’ paid holiday in any complete holiday year that runs from January to December. (This is pro‑rata for part-timers depending on the number of days normally worked). Entitlement will be adjusted pro-rata for any part year work, calculated at 2 days per completed month of service.

Holiday entitlement should be used in the corresponding holiday year, as detailed in the Company Employee Handbook.

Holiday entitlement will increase with length of service, as detailed in the Company Employee Handbook, to a maximum of 29 days. The time at which holiday can be taken is subject to operational requirement and holiday must be approved and signed off by your line manager in advance. As a general rule, three weeks’ notice should be given for requests for holidays, but the Company endeavours to adopt a flexible attitude dependent upon individual circumstances.

Should you be sick during any period of holiday taken, such period of sickness will be counted as part of your annual leave.

On leaving the Company, if you have taken more holiday entitlement than you have accrued up to your leave date, then the Company shall be entitled to deduct the equivalent money from your final salary payment. Any holiday owing will be taken either prior to termination of contract or will be given as a payment in lieu as authorised by your line manager.

9. Absence and sick pay
The procedures and policies that apply to the notification of sickness absence and the arrangements for pay are detailed in the Company Employee Handbook. It should be noted that full company sick pay is paid at the discretion of management. Full sick pay will be paid only after successful completion of your probationary period.

10. Medical Insurance and Medical evidence of fitness to work
The company has private medical insurance for all employees currently provided by BUPA and you will be invited to join this immediately upon joining the Company.

Employees are required to declare significant medical conditions requiring hospital admission and prolonged medication. The Company reserves the right to require you to undergo medical examination at any time (at the Company’s expense) by doctor(s) appointed by the Company for any purpose related to your employment with the Company.

11. Pensions/benefits
After three months’ employment with the Company, you will be invited to join the Company’s pension scheme and the Company will contribute 15 % of your monthly gross salary and bonus payments. This does not include commission or other payments such as car allowance. The particulars of the terms and conditions relating to this and all other Company benefits can be found in the Company Employee Handbook.

Details of the policies concerning compassionate leave, maternity leave and jury service and other forms of special leave are also listed in the Employee Handbook.
11.a Life and Travel Assurance
You are covered by the Company’s Life and travel Assurance. You will receive a copy of the details of the policy.

12. Notice periods/leaving the company
You will be required to give 3 months’ notice in writing of the termination of your contract of employment. The Company will similarly give you 3 months’ notice in writing of the termination of your contract of employment for any reason other than gross misconduct. This will not affect your statutory rights under UK legislation, which entitles you to one week’s notice for each year of employment up to a maximum of 12 weeks. During the probationary period, rthe notice period will be one month’s notice on either side.

In cases of gross misconduct no notice will be given.
Should you leave without notice or during your notice period (whether notice is served by you or the Company) without the permission of the Company, the Company reserves the right to deduct a day’s pay for each day not worked during the notice period, including deductions from wages, accrued holiday pay, or other monies due to you and/or non payment of wages due to you.

The Company reserves the right in its absolute discretion to terminate your employment by paying you in lieu of notice. The payment shall be your basic salary at the rate payable when the option is exercised without taking into account any bonus, pension contributions or benefits in kind and shall be subject to deductions for income tax and National Insurance contributions as appropriate. You will not under any circumstances have any right to payment in lieu unless the Company has exercised its option to pay in lieu by notice to you.

If either you or the Company serves notice on the other to terminate your employment the Company may require you to take “garden leave” for all or part of the remaining period of employment. If you are required to take garden leave you:

•	may not attend your place of work or any other premises of the Company or any associated company;

•	may be asked to resign immediately from any offices you hold in the Company or any associated company;

•	may not be required to carry out duties during the remaining period of your employment;

•	must return to the Company all documents and other materials (including copies) belonging to the Company or associated companies containing confidential information;

•
may not without the prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional advisor, broker or banker of the Company or any associated company or any employee of the Company or associated company.

During any period of garden leave you will continue to receive your full salary and benefits.

The normal retirement age for your role is currently 65. Your employment will automatically terminate at the end of the month in which you attain the normal retirement age.

13. Collective agreement
Your contract of employment is not subject to any collective agreements between a Trade Union and the Company.

14. Disciplinary and appeal rules and procedure
The disciplinary rules which apply to you can be found in the Company Employee Handbook. They do not form part of your contract of employment. If you are dissatisfied with any disciplinary decision that affects you, you should apply in first instance to your immediate line manager or the HR Manager, as appropriate. All applications should be made in writing within 7 days of the decision.

15. Grievance procedure
Full details of the grievance procedure are outlined in the Company Employee Handbook. The grievance procedure does not form part of your contract of employment. If you have a grievance about your employment you should, in the first instance, raise it with your line manager or where this is not appropriate, with the HR Manager.

16. Non competition

Upon establishment of your employment with the Company, you shall enter into a noncompetition, and a non-solicitation covenant, which will each apply for a period of 12 months following the termination date of your employment, irrespective of the reasons for termination of your employment. The decision to exercise or not exercise this right will be communicated in writing to you.
The non-competition covenant shall apply at the Company’s sole and exclusive option and shall include restrictions on the performance of professional activities for competitors operating in the business of Heart Valves (mechanical, tissue and sutureless valves, annuloplasty rings for prosthetic replacement and valve repair), Cardiopulmonary (heart-lung machines, oxygenators, autotransfusion systems), Cardiac Rhythm Management (implantable cardiac defibrillator, pacemakers, cardiac resynchronization therapy systems, arrhythmia assessment systems), Heart Failure or Mitral Valve Regurgitation and shall apply in Europe, Japan and the United States. In addition, and pursuant to a second covenant, for a period of twelve months following the termination date of your employment, you shall not directly or indirectly solicit or induce or attempt to solicit or induce any employee, representative or consultant of the Company to terminate their employment or other association with the Company.
During the period of validity of the above non competition covenant(s) you shall be entitled to compensation equivalent to 80% of your Base Salary in force at the time of the termination of your employment. It is understood that such payment shall not be owed to you in the event the Company should decide not to exercise its right to the non-competition covenant.

18. Confidentiality
You shall not, except as authorised by the Company or required by your duties under your employment contract, use for your own benefit or gain or divulge to any persons, firm, company or organisation whatsoever any of the trade secrets or any other confidential information of the Company, or any of its associated companies, including in particular but not limited to information about business plans, maturing new business opportunities, research and development projects, product formulae, processes, plant and equipment inventions, designs, discoveries or know-how, sales, statistics, marketing surveys and plans, database of placements or any information relating to the identity of the placements, cost profit or loss, prices and discount structures, training materials, Company turnover, the names addresses and contact details of customers and potential customers or suppliers and potential suppliers (whether or not recorded in writing or on computer disk or tape) which the Company or any of its associated companies treats as confidential. This restriction shall cease to apply to any information or knowledge, which may subsequently come into the public domain other than by way of unauthorised disclosure.
All confidential records, documents and other papers, together with any copies or extracts thereof, made or acquired by you in the course of your employment shall be the property of the Company and must be returned to the Company on the termination of your employment or commencement of garden leave if applicable.

19. Variation to standard and other terms and conditions
The Company reserves the right to make reasonable changes to these and any other agreed terms and conditions of employment. Minor changes of detail (e.g. in procedures) may be made from time to time and will be effected by a general notice to employees. You will be given not less than one month’s written notice before significant changes are made.

20. Data Protection
You agree that personal data (other than sensitive personal data) as defined in the Data Protection Act 1998, relating to you and your employment may be processed by the Company to the extent that it is reasonably necessary in connection with your employment or the business of the Company.

You agree that the Company may process sensitive personal data relating to you, including medical details and details of gender, race and ethnic origin. Personal data relating to gender, race and ethnic origin will be processed by the Company only for the purpose of monitoring the Company’s equal opportunities policy. You agree that the Company may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so for the purpose of monitoring the Company’s equal opportunity policy.

Your consent to the transfer and disclosure of personal data as set out above shall apply regardless of the country of residence of the person to whom the data is to be transferred. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that your rights and freedom in relation to the processing of the relevant personal data are adequately protected.

You agree that the Company and any associated companies to which you provide services may intercept and monitor communications sent via any private telecommunication systems or services of the Company or any such associated Company.

21. Choice of law
This agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with English law.

All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English courts to which the parties irrevocably submit.

Signed on behalf of the Company:

Stéphane Bessette                        Giulio Cordano
Vice President, Human Resources Worldwide        Group Accounting Officer

I have read the above terms and conditions and accept them as being part of my contract.

Signed: _________________________        Date: ______________________